Chembio Reports Second Quarter 2010 Results

Conference Call Scheduled for Thursday, July 29, 2010,
 at 10:30 a.m. Eastern Time

MEDFORD, N.Y (July 29, 2010) – Chembio Diagnostics, Inc. (OTC/BB: CEMI), which develops, manufactures, markets and licenses point-of-care diagnostic tests, reported its results for the second quarter of 2010.  Total revenues were $3.75 million for the three months ended June 30, 2010, which compares to total revenues of $3.37 million for the three months ended June 30, 2009, an 11.1% increase.  Revenues for the June 30, 2010 quarter include $.74 million of milestone revenue, which is the first milestone revenue received from Chembio DPP® technology.  The Company recorded net income of approximately $.62 million, or $0.01 per share, for the three months ended June 30, 2010, compared to net income of approximately $.11 million, or less than $0.01 per share, for the three months ended June 30, 2009.  Total revenues were $6.53 million for the six months ended June 30, 2010, which compares to total revenues of $5.92 million for the six months ended June 30, 2009, a 10.4% increase.  The Company recorded net income of approximately $.47 million, or $0.01 per share, for the six months ended June 30, 2010, compared to a net loss of approximately $.22 million, or under $0.01 per share, for the six months ended June 30, 2009

The operating results in the second quarter of 2010 include $1.29 million of revenues from the sale of rapid HIV tests to Alere North America, Inc. (“Alere”, formerly Inverness Medical Innovations, Inc.), the Company’s exclusive U.S. marketing partner for its two FDA-approved rapid HIV tests.  This represents an increase of $.13 million, or 11%, compared to $1.16 million of revenues for the quarter ended June 30, 2009.  In the second quarter of 2010, the Company recognized, in the amount of $740,000, its first milestone revenues related to its DPP® technology. The Company also realized increased revenues related to research & development contracts and grants, an increase of $.43 million or 158%, to $.70 million in the quarter ended June 30, 2010 from $.27 million in the quarter ended June 30, 2009.  The Company increased its research & development expenses in the second quarter of 2010 by $.09 million, or approximately 13% as compared with the same quarter of 2009, in order to service the new contracts and grants and for additional products based on the Company’s patented DPP® technology being validated for manufacture to enter the clinical evaluation and regulatory approval process.

Commenting on the results, Chembio’s President, Lawrence A. Siebert stated, “The milestones Chembio achieved during the second quarter of 2010, including the license revenues we recorded, provided strong validation of our DPP® technology.  Our order backlog increased significantly at the end of the second quarter as a result of orders we received from customers in Africa, which orders we believe should produce at least a 25% increase in product sales from this region in 2010 as compared with 2009, to at least $4.25 million in 2010. This order backlog, combined with continued income from ongoing research and development contracts, and license fees from potential additional product approvals in Brazil during the third quarter, could provide the basis for continued progress in our operating results in 2010.”

Mr. Siebert continued “During the recent quarter we also improved our working capital position, with the final payment on the $1.01 million liability to Alere and our obtaining a $500,000 bank facility with HSBC.  We also explored the possibility of raising additional equity capital so that we could accelerate our business plan, particularly the pace of our U.S. FDA clinical trials; however acceptable market valuation conditions were not present.  We have therefore proceeded more slowly with these expenditures. Nevertheless, given current and anticipated operating cash flow, we believe that even without such additional capital, we will make steady, if not accelerated, progress in executing our business plan.”

Progress in Product Development & Commercialization for the Quarter Ended June 30, 2010

Oswaldo Cruz Foundation OEM DPP® Agreements - During the second quarter, we received notification from FIOCRUZ that our DPP® HIV screening test was approved by Brazil's National Health Surveillance Agency (ANVISA). Two of the other three products, HIV confirmatory and Canine Leishmaniais, have been submitted for, and we believe are, pending Brazilian regulatory approval, which we believe will occur during 2010.

Bio-Rad Laboratories OEM DPP® Agreement- On June 25, 2010, the Company received a letter from Bio-Rad, confirming the completion of Phase 2 (the Development Phase) for the DPP® product under our development agreement with Bio-Rad.  The completion of the product development phase demonstrates our capability of developing highly accurate multiplex diagnostic devices with our DPP®.

Battelle/CDC DPP® Influenza Immunity Test – This December 2009 $900,000 development contract is proceeding on schedule, and we plan to send the first prototypes of this product to CDC during the third quarter for evaluation by the CDC.

DPP® Hepatitis C and DPP® Hepatitis C/HIV Oral Fluid Antibody Tests - We have received some of the results of the study and have been advised that the remaining data and analysis will be available to all manufacturers that participated with products in the study during the third quarter of 2010.  The data and analysis should be useful in helping us to ascertain the performance characteristics of our products in comparison to other products that were in this evaluation.

DPP® Influenza –We have developed a prototype multiplex test for FLU A/B Antigen Detection and have started design work in order to consider further modifications and optimization. Our current plan is for development to be completed and initiation of clinical trials to occur during 2010.

DPP® Leptospirosis – Our work pursuant to this $3 million Phase II NIH grant awarded in June 2009 is progressing on schedule.

Phase II NIH Grant Submission for Tuberculosis – We were recently informed that based on historical grant approval criteria, there is a substantial likelihood that this $2.7 million Phase II request  over three years will be awarded  beginning in 2011.

Qualifying Therapeutic Discovery Projects - In July 2010, we submitted several applications for grants that we believe are eligible Qualifying Therapeutic Discovery Projects, as part of the U.S. Patient Protection And Affordable Care Act of 2010 (P.L. 111-148). The program covers up to 50 percent of a qualified investment made or to be made in 2009 and 2010, limited to a maximum of $5 million per company.

There can be no assurance that any of these grant applications will result in any funding awards to the Company, nor that any of the existing research and development contracts or grants will continue or that they will meet regulatory or any other technical requirements and specifications, and/or that if continued, will result in completed products, or that such products, if they are successfully completed, can or will be successfully commercialized.

Automated Assembly Equipment Installation and Validation - During the second quarter, we began validation of certain automated assembly equipment for which we received delivery in the first quarter. We believe that, if successfully validated, this equipment may result in savings to our lateral flow and DPP® assembly operation.  Our plan is to complete this validation during the third quarter of 2010, although there can be no assurance of this.

Patents – During the second quarter we filed additional patent applications that we believe will strengthen our intellectual property portfolio.

Regulatory Activities

CE Mark for FDA approved HIV tests –Based on the most recent dialog we have had with our Notified Body, we now believe we will be able to meet the CE Marking requirements for our two FDA approved rapid HIV tests, and we have developed an initial budget for this of $76,000, though we believe additional savings can be achieved to bring this cost down further.  We are in contact with certain organizations in Europe regarding our acquiring blood donor repository samples, which is the main component of this cost.

Regulatory Approvals in Brazil through the Oswaldo Cruz Foundation (FIOCRUZ) – We received notification from FIOCRUZ that our DPP® HIV screening test was approved by ANVISA for sale by FIOCRUZ in Brazil.

FDA Approval for DPP® HIV 1/2 Screening Assay for Oral Fluid - We have commenced the clinical trials and they have proceeded slowly.  We still anticipate completing the clinical trials and submitting the PMA application during 2010, and receiving approval of the PMA before the end of 2011, although there can be no assurance of this.  The pace of the clinical trials will depend upon operating cash flow or other financing sources we may pursue, the availability of which there can be no assurance.

DPP® Syphilis Screen & Confirm - We were preparing to commence clinical trials in connection with our planned 510(k) submission for this product during the third quarter of 2010, however we have had some delays in validating the manufacture of lots we need to produce for use in such clinical trials.  We have also received some evaluation results from the retrospective international study organized by the WHO which results showed some performance variation from site to site, although the product was still recommended for the prospective phase II of the WHO study.

Discussion of these programs may be included in the Company’s conference call this morning.

Financial Highlights for the Quarter ended June 30, 2010

•
Product sales for the quarter ended June 30, 2010 (second quarter) decreased 23.5% to a $2.34 million from $3.05 million in the same period of 2009.  Net product sales to Alere for the second quarter increased more than $.13 million to $1.29 million, or approximately 11%, as compared to $1.16 million in the same quarter of 2009.  This was offset by decreased sales to Ethiopia and Brazil, as product revenues from our four new programs in Brazil did not yet begin to replace the sales from the 2004 program sales that ended in the first quarter of 2009.

•	We received our first DPP® milestone revenues in the second quarter in the amount of $740,000.

•
The increased product, license and R&D revenues in the second quarter of 2010 combined to produce gross margin dollars that were $730,000, or 53.6%, greater ($2.09 million vs. $1.36 million) than the gross margin dollars in the comparable period in 2009.

•
R&D expenses increased by $89,000 in the second quarter of 2010 as compared to the same quarter in 2009.  Increases in Wages and related costs and the continuation of clinical trials for our DPP Screen Assay, both contributed to this increase.  Net R&D expenses over R&D revenues decreased in the second quarter of 2010 from $433,000 ($703,000 less $270,000) in the 2009 period to $95,000 ($791,000 less $696,000) in the 2010 period.

•
Selling General & Administrative Expenses increased by $138,000 or 25% in the second quarter of 2010 as compared to the second quarter of 2009.  This was primarily due to the recording of $60,000 in Brazilian tax withholdings on the milestone payment, an increase in investor relations, an increase in wages and related expenses and an increase in legal, accounting and SOX 404 compliance expenses, partially offset by a decrease in commissions as a result of lower sales in Brazil.

•
Operating income was approximately $623,000, in the second quarter of 2010 as compared to operating income in the second quarter of 2009 of $117,000, an improvement of $506,000.  In addition, net income was approximately $622,000 in the second quarter of 2010 as compared to  net income in the second quarter of 2009 of $110,000, an improvement of $512,000.

•
The June 30, 2010 cash balance was $321,000 less than as of December 31, 2009.  This was primarily due to a $294,000 increase in our DPP inventories, based on product produced in anticipation of approval in Brazil.  Also contributing to the cash decrease was a $635,000 decrease in accounts payable balance and a decrease in deferred revenue of $246,000.  Non-cash expenses totaled $416,000, and consisted of $148,000 from depreciation expense, $114,000 in share-based compensation expense and $154,000 in the amortization of licenses.

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Conference Call

Chembio has scheduled a conference call and webcast for 10:30 a.m. Eastern time on Thursday, July 29, 2010.  To participate on the conference call, please dial (877) 407-0778 from the U.S. or (201) 689-8565 from outside the U.S.  In addition, following the completion of the call, a telephone replay will be accessible until August 6, 2010 at 11:59 p.m. Eastern Time by dialing (877) 660-6853 from the U.S. or (201) 612-7415 from outside the U.S. and entering reservation account number 286 and conference ID #: 354138. The conference call may also be accessed via the internet at http://www.investorcalendar.com/IC/CEPage.asp?ID=160558.  An archive of the webcast will be available for 90 days on the Company's website at www.chembio.com.

About Chembio Diagnostics

Chembio Diagnostics, Inc. develops, manufactures, licenses and markets proprietary rapid diagnostic tests in the growing $7 billion point-of-care testing market.  Chembio’s two FDA PMA-approved, CLIA-waived, rapid HIV tests are marketed in the U.S. by Alere North America, Inc. (formerly Inverness Medical Innovations, Inc.)  Chembio markets its HIV STAT-PAK® line of rapid HIV tests internationally to government and donor-funded programs directly and through distributors.  Chembio has developed a patented point-of-care test platform technology, the Dual Path Platform (DPP®) technology, which has significant advantages over lateral-flow technologies.  This technology is providing Chembio with a significant pipeline of business opportunities for the development and manufacture of new products based on DPP®.  Headquartered in Medford, NY, with approximately 100 employees, Chembio is licensed by the U.S. Food and Drug Administration (FDA) as well as the U.S. Department of Agriculture (USDA), and is certified for the global market under the International Standards Organization (ISO) directive 13.485.

Forward-Looking Statements

Statements contained herein that are not historical facts may be forward-looking statements within the meaning of the Securities Act of 1933, as amended.  Forward-looking statements include statements regarding the intent, belief or current expectations of the Company and its management.  Such statements are estimates only, as the Company has not completed the preparation of its financial statements for those periods, nor has its auditor completed a review or audit of those results.  Actual revenue may differ materially from those anticipated in this press release.  Such statements reflect management's current views, are based on certain assumptions and involve risks and uncertainties.  Actual results, events, or performance may differ materially from the above forward-looking statements due to a number of important factors, and will be dependent upon a variety of factors, including, but not limited to Chembio's ability to obtain additional financing, to obtain regulatory approvals in a timely manner and the demand for Chembio's products.  Chembio undertakes no obligation to publicly update these forward-looking statements to reflect events or circumstances that occur after the date hereof or to reflect any change in Chembio's expectations with regard to these forward-looking statements or the occurrence of unanticipated events.  Factors that may impact Chembio's success are more fully disclosed in Chembio's most recent public filings with the U.S. Securities and Exchange Commission.

Contacts:
Company: Contact:
Susan Norcott 631-924-1135 x125 or snorcott@chembio.com

Investor & Public Relations
The Investor Relations Group
212-825-3210
James Carbonara JCarbonara@investorrelationsgroup.com

(Tables to follow)

Chembio Diagnostics, Inc.
Summary of Results of Operations

	For the three months ended (Unaudited)		For the six months ended (Unaudited)
	June 30, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Net product sales	$2,335,665	$3,051,385	$4,550,562	$5,320,801

License and royalty income	717,472	52,322	738,968	52,322

Research grant income	696,305	269,817	1,243,328	545,999

Total Revenues	$3,749,442	$3,373,524	$6,532,858	$5,919,122

Gross Profit	$2,094,966	$1,361,945	$3,401,340	$2,360,634

Research and development expenses	$791,596	$702,986	$1,592,354	$1,350,358

Selling, general and administrative expenses	$680,014	$542,449	$1,341,862	$1,218,262

Income (loss) from operations	$623,356	$116,510	$467,124	$(207,986)

Net income (loss)	$621,917	$109,939	$464,591	$(215,294)

Basic earnings (loss) per share	$0.01	$0.00	$0.01	$(0.00)

Diluted earnings (loss) per share	$0.01	$0.00	$0.01	$(0.00)

Weighted average number of shares outstanding, basic	62,070,736	61,944,901	62,028,450	61,944,901

Weighted average number of shares outstanding, diluted	70,614,048	74,814,205	71,340,820	61,944,901

Chembio Diagnostics, Inc.
Summary of Balance Sheets

	June 30, 2010	December 31, 2009
	(UNAUDITED)
CURRENT ASSETS:
Cash	$746,848	$1,068,235
Accounts receivable, net of allowances	1,817,284	1,776,327
Inventories	1,849,708	1,555,903
Other current assets	300,790	266,637
TOTAL CURRENT ASSETS	4,714,630	4,667,102

NET FIXED ASSETS	853,181	580,213

OTHER ASSETS
Deposits on manufacturing equipment	52,824	338,375
License agreements and other assets	686,226	729,560

	$6,306,861	$6,315,250

TOTAL CURRENT LIABILITIES	$2,378,665	$3,173,132

TOTAL OTHER LIABILITIES	241,460	54,204

TOTAL LIABILITIES	2,620,125	3,227,336

TOTAL STOCKHOLDERS’ EQUITY	3,686,736	3,087,914

	$6,306,861	$6,315,250

Chembio Diagnostics, Inc.
Summary of Cash Flow
	For the six months ended (Unaudited)
	June 30, 2010	June 30, 2009

Net cash (used in) provided by operating activities	$(431,648)	$847,768
Net cash used in investing activities	(144,345)	(221,080)
Net cash provided by financing activities	254,606	20,159
Net (decrease)/increase in cash and cash equivalents	$(321,387)	$646,847